MANAGEMENT SERVICES AGREEMENT

       This Agreement (?Agreement?) is made as of July 1, 2020 by and between VV Markets, LLC, a Delaware limited liability company
(the ?Company?), and VinVesto, Inc., a Delaware corporation
(?Collection Manager?).

W I T N E S S E T H:

WHEREAS, the Company desires to retain Collection Manager to furnish services to the Company, and Collection Manager wishes to be retained to provide such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Collection Manager hereby agree as follows:

1. Duties of Collection Manager.

(a) Employment of Collection Manager. The Company hereby engages Collection Manager to source, acquire, sell to the Company, and manage the storage, investment, and liquidation of the assets of the Company, subject to the supervision of the Manager of the Company (the
?Company Manager?), during the term hereof and upon the terms and conditions herein set forth, in accordance with:

       (i) the investment objectives, policies and restrictions that are determined by the Company Manager from time to time and disclosed to Collection Manager, which objectives, policies and restrictions shall initially be those set forth in the Company?s Form 1-A, filed with the Securities and Exchange Commission (the ?SEC?), and as amended from time to time;

       (ii) all applicable federal and state laws, rules and regulations, and the Company?s charter and bylaws.

Collection Manager hereby accepts such engagement and agrees during the term hereof to render such services, subject to the payment of compensation as described in the Company?s applicable offering circular(s).

(b) Certain Services. Without limiting the generality of Section 1(a), Collection Manager shall:

       (i) determine the composition of the asset portfolio of the Company and related series LLCs over time, including the nature and timing of the changes thereto and the manner of implementing such changes;

       (ii) assist the Company in determining the assets that the Company will purchase, retain, or sell;

       (iii) acquire wine assets on the market and transfer those assets to the Company;

       (iv) execute, close, service and monitor the Company?s investments;

       (v) manage the transportation and storage of Company assets;
and

       (vi) provide the Company with such other advisory, management, research and related services as the Company may, from time to time, reasonably require.

Collection Manager shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, to make acquisitions and dispositions of assets, and to execute and deliver all documents relating to the Company?s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to incur debt financing, Collection Manager shall arrange for such financing on the Company?s behalf, subject to the oversight and any required approval of the Company Manager. If it is necessary for Collection Manager to make investments on behalf of the Company through a special purpose vehicle, Collection Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(c) Advisers. Collection Manager is hereby authorized to enter into one or more advisory agreements with other investment advisers pursuant to which Collection Manager may obtain the services of the adviser(s) to assist Collection Manager in providing the advisory and transactional services required to be provided by Collection Manager under this Agreement. At the time of this Agreement, one such advisor is sommelier, wine investor, speaker, and author Ryan Vet.

(d) Independent Contractors. Collection Manager, and any adviser, shall for all purposes herein each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e) Books and Records. Collection Manager shall keep and preserve books and records relevant to the provision of services to the Company and shall specifically maintain all books and records with respect to the Company?s portfolio transactions and shall render to the Company
Manager such periodic and special reports as the Company Manager may reasonably request. Collection Manager agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company?s request; provided that Collection Manager may retain a copy of such records.

2. Allocation of Costs and Expenses, Company Financial Practices.

(a) Expenses Payable by Collection Manager. All investment professionals of Collection Manager and/or its affiliates, when and to the extent engaged in providing investment services required to be provided by Collection Manager under this Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by Collection Manager and not by the Company.

(b) Expenses Payable by the Company. Other than those expenses specifically assumed by Collection Manager pursuant to Section 2(a), the Company shall bear all costs and expenses that are incurred in its operation, administration and transactions.

(c) Company Financial Matters Generally. Company and Collection
Manager understand and agree that Collection Manager?s services will be performed, and Collection Manager?s compensation paid, consistently with overall Company financial practices. The Company, contemporaneously with this Agreement, has undergone an audit of its finances. Company and Collection Manager are familiar with the resuts of such audit, and agree the to the policies and procedures adopted or documented by the Company and its auditors in connection with such audit. Exhibit 2.C to this Agreement, below, contains certain statements and policies which have been adopted and/or documented by the Company during the audit process, which statements and policies are incorporated into this Agreement.

3. Compensation of Collection Manager. The Company agrees to pay, and Collection Manager agrees to accept, as compensation for the services provided by Collection Manager hereunder, A sourcing fee of 0-10% of the aggregate purchase price of the relevant assets is paid to the Collection Manager as compensation for identifying and managing the acquisition of the assets. This fee will be set at the higher end of the percentage range where the Collection Manager is successful in acquiring assets below their average market value.

4. Representations, Warranties and Covenants of Collection Manager. Collection Manager agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, and that its activities shall be consistent with forms, offering documentation, and other documents and materials filed with the Securities Exchange Commission.

5. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a member, Collection Manager, partner, officer or employee of Collection Manager is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such member, Collection Manager, partner, officer and/or employee shall be deemed to be acting in such capacity solely for the Company, and not as a member, Collection Manager, partner, officer or employee of Collection Manager or under the control or direction of Collection Manager, even if paid by Collection Manager.

6. Limitation of Liability of Collection Manager; Indemnification. Collection Manager and its affiliates and its and its affiliates? respective directors, officers, employees, members, Collection Managers, partners and stockholders, each of whom shall be deemed a third party beneficiary hereof (collectively, the ?Indemnified Parties?), shall not be liable to the Company or its subsidiaries or its and its subsidiaries? respective directors, officers, employees, members, Collection Managers, partners or stockholders for any action taken or omitted to be taken by Collection Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise on behalf of the Company. The Company shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all claims or liabilities (including reasonable attorneys? fees) and other expenses reasonably incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or in connection with the performance of any of Collection Manager?s duties or obligations under this Agreement or otherwise for the Company. Notwithstanding the foregoing provisions of this Section to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against, or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party?s duties or by reason of such Indemnified Party?s reckless disregard of its obligations and duties under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

7. Effectiveness, Duration and Termination.

(a) This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years after such date, and thereafter shall continue automatically for successive annual periods; provided that the Company Manager may prevent such continuance upon written notice to Collection Manager

(b) This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days? written notice, by (i) the vote of holders of a majority of the outstanding voting securities of the Company, (ii) the vote of the Company Manager, or (iii) Collection Manager.

(d) The provisions of Section 6 of this Agreement shall remain in full force and effect, and apply to Collection Manager and its representatives as and to the extent applicable, and Collection Manager shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, Collection Manager shall be entitled to any amounts owed under Section 3 through the date of termination or expiration.

8. Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto and the Indemnified Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9. Amendments of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by both parties hereto, and upon the consent of a majority in interest of the members of the Company.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control. The parties hereto unconditionally and irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the Commonwealth of Virginia and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11. No Waiver. The failure of either party hereto to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

15. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at their respective principal executive office addresses.

16. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to such subject matter.

17. Certain Matters of Construction.

(a) The words ?hereof?, ?herein?, ?hereunder? and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c) The word ?including? shall mean including without limitation.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


VinVesto, Inc.

By: __/s/ Nicholas King__________
	Name: _Nicholas King____
	Title: __CEO___________

VV Markets LLC

By: __/s/ Nicholas King__________
	Name: _Nicholas King____
	Title: __CEO of Managing Member___



Exhibit 2.C to Management Services Agreement
Company Financial Matters Generally

Note 1: NATURE OF OPERATIONS

VV Markets, LLC (the ?Company?) is a Delaware series limited liability company formed on June 16th, 2020. VinVesto Inc. is the sole owner of interests of the Company (other than interests issued in a particular series to other investors). The Company was formed to acquire and manage fine wines, spirits, and other wine related entities. It is expected that the Company will create a number of separate series of interests (the
?Series? or ?Series of Interests?) and that each collection will be owned by a separate Series, and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interests (the ?Interests?) in each Series and will be entitled to share in the return of that particular Series, but will not be entitled to share in the return of any other Series.

The Company?s managing member is VinVesto, Inc. (the ?Manager?).
The Manager is a Delaware corporation formed on June 16th, 2020. The Manager is a technology and marketing company that operates the VinVesto platform ("Platform") and manages the Company and the assets owned by the Company in its roles as the Manager and manager of the assets of each Series (the ?Asset Manager?).

As of June 16th, 2020, the Company has not commenced planned principal operations nor generated revenue. The Company?s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company?s planned operations or failing to profitably operate the business.

The Company intends to sell Interests in a number of separate individual Series of the Company. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an offering related to that particular Series a single collectible asset, (plus any cash reserves for future operating expenses). All voting rights, except as specified in the operating agreement or required by law remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required, determining how to best commercialize the applicable Series assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the operating agreement of the Company, as amended and restated from time to time
(the ?Operating Agreement?). The Company and each Series shall have perpetual existence unless terminated pursuant to the Operating
Agreement or law.


Note 2: OPERATING AGREEMENT

In accordance with the Operating Agreement each interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

After the closing of an offering, each Series is responsible for its own Operating expenses (as defined in Note 2(5)). Prior to the closing, Operating expenses are borne by the Manager and not reimbursed by the economic members. Should post-closing Operating expenses exceed revenues or cash reserves then the Manager may (a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the series and be entitled to reimbursement of such amount from future revenues generated by the series (?Operating expenses Reimbursement Obligation(s)?), on which the Manager may impose a reasonable rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new investors, which may include the Manager or its affiliates.

Note 3: LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company or any of the Series have not generated profits since inception. The Company has sustained no income or loss for the period ended July 1st, 2020 and, has no members? equity as of July 1, 2020. The Company or any of the Series may lack liquidity to satisfy obligations as they come due. Future liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future offerings for the various Series of Interests. These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

Through July 1, 2020, none of the Series have recorded any revenues.
The Company anticipates that it will commence commercializing the collection in fiscal year 2020, but does not expect to generate any revenues for any of the Series in the first year of operations. Each Series will continue to incur Operating expenses including, but not limited to, storage, insurance, transportation and maintenance expenses, on an ongoing basis.

From inception through July 1, 2020, VinVesto, Inc. or an affiliate has borne all of the costs of the Company. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series? have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating expenses for individual Series at the sole discretion of the Manager.

Note 4: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America
(GAAP).

Use of Estimates
The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance
The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The
Company?s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Offering Expenses
Offering expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to members' equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for such Series, are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

Operating Expenses
Operating expenses related to a particular collectible asset are costs and expenses attributable the assets of a particular Series and include storage, insurance, transportation (other than the initial transportation from the card location to the Manager?s storage facility prior to the offering, which is treated as an ?Acquisition Expense?, as defined below), annual audit and legal expenses and other specific expenses as detailed in the Manager?s allocation policy. We distinguish between pre-closing and post-closing Operating expenses. Operating expenses are expensed as incurred.

Except as disclosed with respect to any future offering, expenses of this nature that are incurred prior to the closing of an offering of Series of Interests are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating expenses the Manager may
(a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (?Operating expenses Reimbursement Obligation(s)?), and/or (c) cause additional Interests to be issued in order to cover such additional amounts.

Income Taxes
The Company intends that the master series and separate Series will elect and qualify to be taxed as a C-corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of ASC Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Note 5: RELATED PARTY TRANSACTIONS

The Company, a Delaware series limited liability company, whose managing member is the Manager, will admit additional members to each of its series through the offerings for each series. By purchasing an Interest in a Series of Interests, the investor is admitted as a member of the Company and will be bound by the Company's Operating Agreement.
Under the Operating Agreement, each investor grants a power of attorney to the Manager. The Operating Agreement provides that the Manager with the ability to appoint officers

Note 6:  REVENUE, EXPENSE AND COST ALLOCATION
METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular collectible asset and Operating expenses related to the management of such collectible assets.

Fees and expenses related to the purchase of an underlying collectible asset include the offering expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee. As of July 1, 2020, VinVesto, Inc. incurred costs of $0 on behalf of the Company or Series.

Within Operating expenses the Company distinguishes between Operating expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post-closing Operating expenses are similar in nature and consist of expenses such as storage, insurance, transportation and maintenance, pre-closing Operating expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-closing
Operating expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series and/or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest or (iv) issuance of additional Interest in a Series.

Allocation of revenues, expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the underlying collectible assets or the number of collectibles, as stated in the Manager?s allocation policy and as reasonably determined by the Manager. The
Manager may amend its allocation policy in its sole discretion from time to time.

Revenue from the anticipated commercialization of the collections will be allocated amongst the Series whose underlying collectibles are part of the commercialization events, based on the value of the underlying collectible assets. No revenues have been generated to date.

Offering expenses, other than those related to the overall business of the Manager (as described in Note 2(4)) are funded by the Manager and generally reimbursed through the Series proceeds upon the closing of an offering. No offering expenses have been incurred by the Company as of July 1, 2020.

Acquisition expenses are funded by the Manager, and reimbursed from the Series proceeds upon the closing of an offering. The Manager had incurred $0 in acquisitions expenses at July 1, 2020.

The Sourcing Fee is paid to the Manager from the Series proceeds upon the close of an offering.

Note 7: GOING CONCERN

The Company?s balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues as of July 1, 2020. The Company?s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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